Susan E. Alderton
                                                       Chief Financial Officer
                                                                (281) 423-3332

                                                                  Exhibit 99.1



FOR IMMEDIATE RELEASE

               NL REPORTS 82% INCREASE IN THIRD QUARTER EARNINGS PER SHARE

HOUSTON, TEXAS -- October 18, 2000 -- NL Industries, Inc. (NYSE: NL) today reported net income of $.60 per diluted share for the third quarter of 2000, an 82% improvement from the $.33 per diluted share reported in the third quarter of 1999.

Net income for the first nine months of 2000 was $2.31 per diluted share including a second-quarter $.54 per diluted share settlement gain with a former insurance carrier. Net income in the first nine months of 1999 was $2.75 per diluted share including a second- quarter $1.73 per diluted share income tax benefit. Excluding the 2000 settlement gain and 1999 income tax benefit, net income in the first nine months of 2000 was $1.77 per diluted share, up 74% from $1.02 per diluted share reported in the first nine months of 1999.

Operating income of Kronos' titanium dioxide pigments ("TiO2") business in the third quarter of 2000 increased 65% to $57.5 million compared to $34.8 million in the third quarter of 1999. The improved operating income is primarily due to 10% higher average selling prices in billing currencies and 14% higher production volume, partially offset by 4% lower sales volume. Third-quarter operating income declined from the $62.7 million reported in the second quarter of 2000 due to 6% lower sales volume partially offset by 3% higher average selling prices in billing currencies and 3% higher production volume. The second quarter of 2000 also reflects $4.1 million of accrued insurance reimbursements.

Operating income in the first nine months of 2000 increased 52% to $166.5 million compared to $109.9 million in the first nine months of 1999 due to 5% higher average selling prices in billing currencies, 10% higher production volume and 8% higher sales volume.

Kronos' average selling prices in billing currencies (which excludes the effects of foreign currency translation) during the third quarter of 2000 were 10% higher than in the third quarter of 1999. Prices at the end of September were slightly higher than average selling prices during the third quarter. Kronos' prices were up in all major regions from the third quarter of 1999 with the greatest improvement being realized in the European and export markets. Compared to the second quarter of 2000, prices were 5% higher in Europe and 4% higher in the export markets. Prices were flat in North America versus the second quarter of 2000.

Kronos' third-quarter 2000 average selling prices expressed in U.S. dollars computed using actual foreign currency exchange rates prevailing during the respective periods increased 4% from the third quarter of 1999 and 2% from the second quarter of 2000. Comparisons of Kronos' average selling prices using actual foreign currency exchange rates are significantly affected by the recent strength of the U.S. dollar relative to the euro and other European currencies. Since a majority of Kronos' net sales and a majority of its production and other costs are incurred in currencies other than the U.S. dollar, the net effect of foreign currency volatility on Kronos' operating income was not significant.

Susan E. Alderton, Chief Financial Officer, stated, "The continued strength of the U.S. dollar relative to European currencies has hurt the earnings of many U.S. multinational companies. Fortunately, NL's cost structure mitigates a large part of the impact of currency volatility on our earnings."

Kronos' third-quarter 2000 sales volume was at near record levels and decreased 4% from the third quarter of 1999 and 6% from the second quarter of 2000. Sales volume in the first nine months of 2000 was 8% higher than the first nine months of 1999. The Company's third-quarter 2000 production volume was 14% higher than the comparable 1999 period with operating rates near full capacity in 2000 compared to 90% in the third quarter of 1999. Finished goods inventory levels at the end of September remained even with June 2000 levels representing about 1.5 months of sales in inventory.

J. Landis Martin, President and Chief Executive Officer, stated, "We are pleased with NL's operating results in the third quarter. We expect TiO2 prices during the fourth quarter of 2000 to be slightly higher than average TiO2 prices in the third quarter of 2000. TiO2 sales volume declined modestly from the record levels achieved in third quarter of 1999 and the second quarter of 2000 and we expect TiO2 demand in the fourth quarter of 2000 will also be moderately below that of the record fourth quarter of 1999. For the remainder of the year we intend to operate our plants near full capacity to meet anticipated customer demand."

Corporate income in 2000 includes a second-quarter $43 million net gain from a settlement with a former insurance carrier. Securities earnings in 2000 includes a second-quarter $5.6 million securities gain related to common stock received from the demutualization of an insurance company from which NL had purchased certain insurance policies.

Corporate expense in the third quarter of 2000 was $6.8 million or $2.0 million higher than the third quarter of 1999, primarily as a result of higher legal expenses. Corporate expense in the nine months ended September 30, 2000 was $23.0 million or $7.2 million higher than the 1999 period, primarily as a result of higher legal expenses and higher environmental remediation accruals.

Interest expense in the third quarter and first nine months of 2000 was down $1.4 million and $4.6 million, respectively, from the comparable periods in 1999 primarily due to reduced levels of outstanding euro-denominated debt. During the third quarter of 2000, the Company repaid $12.2 million of its euro-denominated short-term debt with cash flow from operations.

The Company's net debt at September 30, 2000 was $79 million, down $47 million from June 30, 2000. Net debt at September 30, 2000 is comprised of total debt of $267 million less cash and restricted cash of $188 million.

Minority  interest  relates  to  the  Company's   majority-owned   environmental
management subsidiary.

A conference call regarding NL's earnings announcement is scheduled for October 18, 2000 at 11:00 a.m. (EDT). Mr. Martin will host the call. Participants can access the call by dialing 888-273-9891 (domestic) and 612-332-0226 (international). The passcode is ll NL Earnings. A taped replay of the call will be available after 2:30 p.m. (EDT) the day of ll the call through October 25, 2000 by calling 800-475-6701 (domestic) and 320-365-3844 ll (international), and using access code 541757. The call will also be broadcast live on the ll
Internet at StreetEvents.com and an online replay will be available approximately one hour ll after the call. ll

NL Industries, Inc. is a major international producer of titanium dioxide pigments.

The statements in this release (and statements made in the conference call referred to above) relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "intends," "may," "will," "should," "anticipates," "expects," or comparable terminology or by discussions of strategy or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve risks and uncertainties, including, but not limited to, the cyclicality of the titanium dioxide industry, global economic conditions, global productive capacity, customer inventory levels, changes in product pricing, competitive technology positions, operating interruptions (including, but not limited to, labor disputes, leaks, fires, explosions, unscheduled downtime and transportation interruptions), the ultimate resolution of pending or possible future lead pigment litigation and legislative developments related to the lead paint litigation, the outcome of other litigation, and other risks and uncertainties detailed in the Company's Securities and Exchange Commission filings. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company assumes no duty to update any forward-looking statements.

                               NL INDUSTRIES, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                      (In millions, except per share data)
                                   (Unaudited)


                                                    Quarters ended       Nine months ended
                                                    September 30,           September 30,
                                                   ----------------      -----------------
                                                   1999        2000        1999       2000
                                                   ----        ----        ----       ----
Revenues and other income:
  Net sales ..................................   $ 242.6    $ 242.3    $ 676.8    $ 724.4
  Other income, excluding corporate ..........       1.2        1.4       11.7        5.6
                                                 -------    -------    -------    -------
                                                   243.8      243.7      688.5      730.0

Cost of sales ................................     181.7      159.0      496.6      482.3
Selling, general and administrative, excluding
 corporate ...................................      27.3       27.2       82.0       81.2
                                                 -------    -------    -------    -------

    Operating income .........................      34.8       57.5      109.9      166.5

Corporate income (expense):
  Securities earnings ........................       1.7        2.5        4.8       11.6
  Litigation settlement gain, net and other
    income ...................................       1.1        1.0        3.5       46.2
  Expenses ...................................      (4.8)      (6.8)     (15.8)     (23.0)
  Interest expense ...........................      (9.1)      (7.7)     (28.1)     (23.5)
                                                 -------    -------    -------    -------

    Income before income taxes and minority
     interest ................................      23.7       46.5       74.3      177.8

Income tax benefit (expense) .................      (6.6)     (14.8)      70.9      (58.8)
                                                 -------    -------    -------    -------

    Income before minority interest ..........      17.1       31.7      145.2      119.0

Minority interest ............................      --          1.5        2.3        1.7
                                                 -------    -------    -------    -------

    Net income ...............................   $  17.1    $  30.2    $ 142.9    $ 117.3
                                                 =======    =======    =======    =======

Earnings per share:
  Basic ......................................   $   .33    $   .60    $  2.76    $  2.32
                                                 =======    =======    =======    =======
  Diluted ....................................   $   .33    $   .60    $  2.75    $  2.31
                                                 =======    =======    =======    =======

Weighted average shares used in the
 calculation of earnings per share:
  Basic shares ...............................      51.8       50.2       51.8       50.5
  Dilutive impact of stock options ...........        .1         .4         .1         .4
                                                 -------    -------    -------    -------
  Diluted shares .............................      51.9       50.6       51.9       50.9
                                                 =======    =======    =======    =======

